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                                                                    Exhibit 99.2


                   Workstream Inc. To Acquire PureCarbon Inc.


PureCarbon enables Workstream to provide a fully integrated end-to-end corporate career site and hiring management solution to the Fortune 2000


Ottawa, CANADA -- June 25, 2002 -- Workstream Inc. (NASDAQ: WSTM) -- a leading provider of Human Capital Management (HCM) Web-enabled solutions and professional services, today announced that it has acquired PureCarbon's JobPlanet award-winning Internet software designed to integrate easily with behind-the-scenes human resources and recruiting technology.

"JobPlanet from PureCarbon is award-winning hosted internet software that powers the corporate career sites of Fortune 500 companies that include Home Depot, Dell, Citigroup and Cigna. JobPlanet changes the way a company interacts with potential candidates by helping the company build interactive relationships with them, and through the exchange of valuable information," stated Michael Mullarkey, Chief Executive Officer, Workstream Inc. "The acquisition of PureCarbon, its technology and stellar customer base illustrates the execution of our hire to retire business process automation philosophy," continued Mullarkey.

The combined company will have a dominant industry position with service offerings targeting companies with 500 to 500,000 employees. The joint customer base includes Dell, Citigroup, CIGNA, AMD, Nike, Samsung, DuPont, Nordstrom, Schwab, Texas Instrument, Intuit, Visa International, Kaiser Permanente, E*Trade, Oxford Health, and many other blue-chip companies. JobPlanet is built on an extremely robust technology platform making it is easy to build and implement an employment web site that exactly mirrors your corporate brand image.

"We're excited with the opportunity" said John Walsh, CEO of PureCarbon. "Workstream has a successful track record of integrating a growing suite of complementary products, services and technologies. Our JobPlanet "front-end" platform is the perfect fit for Workstream's "back-end" Hiring Management Systems that create the compelling end-to-end solution our corporate clients desire."

The all-stock transaction for the acquisition of PureCarbon has been approved by the Boards of both companies, and is subject to regulatory approval and is expected to close shortly.

About Workstream Inc.

Workstream Inc. (NASDAQ: WSTM) is a leading provider of Web-enabled tools and professional services for Human Capital Management (HCM). Offering a diversified suite of high-tech and high-touch services to address the full lifecycle of the employer/employee relationship, Workstream ensures more effective management of corporate assets via automation and outsourcing. Workstream's HCM technology backbone enables companies to streamline the management of enterprise human capital processes including recruitment, assessment, integration, deployment and outplacement. Workstream offers a full-range of HCM products and services through its 21 offices and over 220 dedicated human resource professionals across North America. The company's expertise has motivated many blue-chip organizations such as Eli Lilly, Nike, Samsung, KPMG and Sony Music to select Workstream.

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For more information visit http://www.workstreaminc.com or call toll free
1-866-470-WORK.

About PureCarbon Inc.

PureCarbon, Inc. is an application service provider (ASP) that delivers technology to fundamentally improve the way companies attract, hire and retain top talent. Its first product, JobPlanet, transforms the employment section of corporate Web sites into powerful, interactive recruiting tools for finding and matching employees to jobs. JobPlanet is recognized as a "Top Ten Human Resource Product" of 2000 by Human Resource Executive magazine. .For more information, please visit the PureCarbon Web site at http://www.purecarbon.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the verity of sources of competition we face; experiencing client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.





For More Information:

Media Contacts:                        Investor Relations Contacts:
Phil Nourie                            Tammie Brown
Nourie PR                              Workstream Inc.
212-988-1106                           Tel: 613-270-0619 ext.263
phil@nouriepr.com                      tammie.brown@workstreaminc.com